EX-16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our two reports each dated December 20, 2016, relating to the financial statements and financial highlights, which appear in the Nationwide High Yield Bond Fund and the Nationwide Core Plus Bond Fund (two of the portfolios constituting the Nationwide Mutual Funds) Annual Reports on Form N-CSR for the year ended October 31, 2016.  We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

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/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 28, 2017